UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COMMERCIAL METALS COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

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☐	Fee paid previously with preliminary materials.

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PLEASE VOTE THE ENCLOSED WHITE PROXY CARD;

WE GREATLY APPRECIATE YOUR SUPPORT

January 17, 2012

Dear Fellow Stockholders:

As you likely are aware, last week a Carl Icahn affiliate announced that the tender offer for Commercial Metals Company (CMC) had expired, and Mr. Icahn stated that he and his affiliates would discontinue their proxy fight. As a result, only CMC’s highly qualified nominees are now standing for election at the meeting on Friday, February 3, 2012.

We are pleased with this development and continue to seek your support for the election of our nominees, Harold L. Adams, Joe Alvarado and Anthony A. Massaro. Each of these candidates brings extremely relevant expertise to the CMC Board, including significant leadership skills, business acumen and valuable metals industry experience.

To vote for the Company’s three director nominees, please vote the enclosed white proxy card. For your convenience, we have arranged for telephone and internet voting. Simply follow the instructions on the enclosed form of proxy.

Your Board and management have great confidence in CMC’s future, and our commitment to delivering enhanced value to our stockholders remains steadfast. We thank you for your continued support.

On behalf of the Commercial Metals Company Board of Directors:

Anthony A. Massaro Chairman of the Board	Joe Alvarado President and CEO

If you have any questions, require assistance with voting your WHITE proxy card,

or need additional copies of the proxy materials, please contact:

105 Madison Avenue

New York, NY 10016

cmc@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885